SECURITIES AND EXCHANGE COMMISSION

                        Washington, D. C. 20549



                               FORM 8-K



                            CURRENT REPORT


              Pursuant to Section 13 or or 15(d) of the
                    Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  November 14, 1997
                      COMMISSION FILE NO. 0-9061


                       ELECTRO RENT CORPORATION
         Exact name of registrant as specified in its charter


     California               95-2412961           0-90611
(State of California)      (I.R.S. Employer      (Commission
                          Identification No.)      File No.)


                       6060 Sepulveda Boulevard
                    Van Nuys, California 91411-2501
   (Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code:  (818) 786-2525

Item 2.  Acquisition or Disposition of Assets

On November 14, 1997, Electro Rent Corporation (the "Company") acquired the computer and test and measurement rental business of GE Capital Technology Management Services (TMS). The Company acquired substantially all of the business, assets and liabilities of TMS for consideration of $241 million. The purchase price reflects certain receivables and finance leases retained by TMS, and is subject to adjustment based on an audited closing date balance sheet.

TMS provides short-term rental and leasing of personal computers, workstations and general purpose electronic test equipment, essentially the same services provided by the Company. The TMS assets acquired are now being integrated into the Company's rental and lease business.

The purchase price was paid in cash. The source of funds for the purchase price was borrowings under a new $330 million reducing revolving credit facility dated as of November 14, 1997.

Item 7.  Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Pursuant to Item 7(a)(4), the Company has not included the requisite financial statements of the business acquired due to the impracticability of filing such information at the time this Current Report on Form 8-K is filed. The Company anticipates that it will file such financial statements within sixty (60) days of the date on which this Current Report on Form 8-K is filed.

(b) Pro Forma Financial Information.

Pursuant to Item 7(b)(2), the Company has not included the requisite pro forma financial information due to the impracticability of filing such information at the time this Current Report on Form 8-K is filed. The Company anticipates that it will file such pro forma financial information within sixty (60) days of the date on which this Current Report on Form 8-K is filed.

(c) Exhibits.

2.1 Acquisition Agreement, dated September 21, 1997, by and among
General Electric Capital Technology Management Services Corporation, General Electric Capital Corporation and Electro Rent Corporation

2.2 Amendment dated as of November 14, 1997 to Acquisition Agreement, dated September 21, 1997, by and among General Electric Capital
Technology Management Services Corporation, General Electric Capital Corporation and Electro Rent Corporation

99.1 News Release issued by the Company on November 17, 1997


                              SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                          ELECTRO RENT CORPORATION


Dated:        November 26, 1997

/s/ Craig R. Jones

Craig R. Jones
Vice President and
Chief Financial Officer